Exhibit 99.1

For Immediate Release

Contact: Steven Klueg

Senior Vice President and Chief Financial Officer

704-864-6711

AFFINIA REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER 2015

•	Reported First Quarter Net Sales of $303 Million, with Currency Adjusted Sales up 5.7% to $350 Million

GASTONIA, NORTH CAROLINA, May 13, 2015 – Affinia Group Intermediate Holdings Inc. (“Affinia”), an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported net sales of $303 million for the first quarter of 2015 compared to $331 million in the first quarter of 2014, a decrease of $28 million or 8.5%. On a currency adjusted basis, net sales for the first quarter of 2015 improved by 5.7% or $19 million over the same period in 2014. Adjusted EBITDA was $32 million in the first quarter of 2015 compared to $36 million in the same period in the prior year, a decrease of 11.1%.

Keith Wilson, President and Chief Executive Officer, commented, “Despite continued challenges resulting from the strength of the U.S. Dollar, our global businesses delivered strong currency adjusted results in the first quarter. We remain committed to delivering on our overall growth strategies, increasing our portfolio of product offerings, investing in enhanced manufacturing capabilities and expanding our distribution footprint. Our team continues to deliver superior quality and innovation, while focusing on continuously improving the service and value we provide to our customers.”

Free cash flow, which is operating cash flow less capital expenditures, was $4 million in the first quarter of 2015, an improvement of $30 million over the first quarter of 2014. Trade working capital was $228 million at March 31, 2015, an increase of $7 million from December 31, 2014.

“As we enter the second quarter, which is typically our strongest sales quarter, we are focused on executing on our 2015 business plan. We are seeing the benefits or our reduced corporate cost structure, while our investment in trade working capital has put us in a strong position to exceed order fill requirements and the needs of our customers.” stated Steven Klueg, Senior Vice President and Chief Financial Officer.

Net Sales

Net sales were $303 million for the first quarter of 2015 compared with $331 million for the same period last year. On a currency adjusted basis, net sales for the first quarter of 2015 improved by 5.7% or $19 million over the same period in 2014. The Filtration segment had first quarter net sales of $214 million in 2015, an 8.2% decrease compared to the prior year, primarily attributable to unfavorable currency and anticipated lower volumes in our North America operations. On a currency adjusted basis, Filtration segment net sales for the first quarter of 2015 improved $10 million or 4.3% compared to the prior year. Net sales in the Affinia South America segment were $89 million in the first quarter of 2015, a 9.2% decrease compared to the same period in the prior year, due primarily to the decline in value of the Brazilian Real and Argentine Peso. On a currency adjusted basis, net sales for the first quarter of 2015 improved by $9 million or 9.2% over the same period in 2014 as a result of increases in our Brazilian and Argentine distribution companies due to higher volumes of recently introduced product lines and growing market share through expansion of our distribution capabilities.

Operating Profit

Operating profit for the first quarter of 2015 was $24 million, a $1 million decrease compared to the prior year. Operating profit in the Filtration segment was $28 million in the first quarter of 2015, a $5 million decrease versus the prior year, primarily due to unfavorable currency and lower volumes in North America. Operating profit in the Affinia South America segment was $6 million in the first quarter of 2015, a decrease of $2 million compared to the same period in 2014. This decrease was largely due to incremental costs associated with the distribution branches opened in 2014 and higher costs associated with imports.

Adjusted EBITDA

Adjusted EBITDA was $32 million in the first quarter of 2015, a $4 million decrease compared to the corresponding period in the prior year, with Adjusted EBITDA margins of 10.6% in the first quarter of 2015 compared to 10.9% in the first quarter of 2014. Adjusted EBITDA for the Filtration segment was $32 million in the first quarter of 2015, a $4 million decline versus the same period in the prior year, due to unfavorable currency and lower volumes in North America. Adjusted EBITDA for the Affinia South America segment was $7 million in the first quarter of 2015, a $1 million decline compared to the prior year as a result of lower operating profit.

Net Income

Net income was $5 million in the first quarter of 2015 compared to a net loss of $1 million in the first quarter of 2014. The improvement in net income was driven by $7 million of Venezuela devaluation charges and $5 million of restructuring costs in the first quarter of 2014 and lower interest expense as a result of debt repayments during 2014, partially offset by higher income tax expense.

Balance Sheet

Affinia ended the first quarter of 2015 with $48 million of cash on hand and a total debt balance of $815 million. Net debt as of March 31, 2015 was 4.5 times the trailing twelve months Adjusted EBITDA, which is consistent with December 31, 2014.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information which is considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA are non-GAAP financial measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Affinia’s EBITDA is calculated by adding back depreciation and amortization and interest expense to income from continuing operations before income tax provision. Adjusted EBITDA and Adjusted Segment EBITDA are defined as EBITDA adjusted for certain items that management believes hinder comparison of the performance of Affinia’s business either period-over-period or with other businesses. Items are excluded from Adjusted EBITDA and Adjusted Segment EBITDA because they are individually or collectively material items and management does not consider them to be representative of the performance of the business during the periods presented. Management believes that these non-GAAP financial measures are useful to both management and the Company’s stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Currency adjusted net sales excludes the impact of currency on current period results by applying the same exchange rates to net sales in both periods. To calculate currency adjusted net sales, the exchange rates used in the prior year are applied to the current year results. By excluding the impacts of currency, management believes the comparability of financial results between reporting periods is enhanced.

Net debt represents total debt outstanding less cash on hand at period end.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

In accordance with Securities and Exchange Commission rules, each of Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA is reconciled to its closest GAAP measure, which is income from continuing operations before income tax provision and noncontrolling interest and is included in the attached supplemental data. Currency adjusted net sales are reconciled to their most closely correlated GAAP measure, which is net sales.

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions)	2015	2014
Net sales	$303	$331
Cost of sales	(236)	(255)

Gross profit	67	76
Selling, general and administrative expenses	(43)	(51)

Operating profit	24	25
Other income and expense, net	—	(8)
Interest expense	(13)	(15)

Income from continuing operations before income tax provision, and noncontrolling interest	11	2
Income tax provision	(6)	(4)

Net income (loss) from continuing operations	5	(2)
Income from discontinued operations, net of tax	—	1

Net income (loss)	5	(1)
Less: net income attributable to noncontrolling interest, net of tax	—	—

Net income (loss) attributable to the Company	$5	$(1)

Affinia Group Intermediate Holdings Inc.

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(Dollars in millions)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$48	$45
Restricted cash	4	4
Trade accounts receivable, less allowances of $5 million at March 31, 2015 and $4 million at December 31, 2014	144	145
Inventories, net	224	214
Current deferred taxes	21	21
Prepaid taxes	36	38
Other current assets	29	46

Total current assets	506	513
Property, plant, and equipment, net	118	123
Goodwill	3	3
Other intangible assets, net	51	54
Deferred financing costs	13	14
Deferred income taxes	103	97
Investments and other assets	18	17

Total assets	$812	$821

Liabilities and shareholder’s deficit
Current liabilities:
Accounts payable	$140	$138
Notes payable	23	19
Other accrued expenses	68	58
Accrued payroll and employee benefits	17	20

Total current liabilities	248	235
Long-term debt	792	792
Deferred employee benefits and other noncurrent liabilities	14	13

Total liabilities	1,054	1,040

Contingencies and commitments
Shareholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	456	455
Accumulated deficit	(616)	(622)
Accumulated other comprehensive loss	(83)	(53)

Total shareholder’s deficit of the Company	(243)	(220)
Noncontrolling interest in consolidated subsidiaries	1	1

Total shareholder’s deficit	(242)	(219)

Total liabilities and shareholder’s deficit	$812	$821

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions)	2015	2014
Operating activities
Net income (loss)	$5	$(1)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6	5
Currency devaluation	—	7
Stock-based compensation	1	—
Provision for deferred income taxes	(7)	(4)
Change in trade accounts receivable	(11)	(56)
Change in inventories	(24)	(8)
Change in other current operating assets	14	6
Change in other current operating liabilities	22	29
Change in other	3	1

Net cash provided by (used in) operating activities	9	(21)
Investing activities
Proceeds from the sale of an equity method investment	—	4
Additions to property, plant and equipment	(5)	(5)

Net cash used in investing activities	(5)	(1)
Financing activities
Proceeds from other debt	4	—
Payment of deferred financing costs	—	(1)
Repayments of other debt	—	(8)
Other financing activity	(1)	—

Net cash provided by (used in) financing activities	3	(9)
Effect of exchange rates on cash	(4)	(3)
Increase (decrease) in cash and cash equivalents	3	(34)
Cash and cash equivalents at beginning of the period	45	101

Cash and cash equivalents at end of the period	$48	$67

Affinia Group Intermediate Holdings Inc.

Segment Information

The following tables provide the components of operating profit and Adjusted EBITDA by segment, as well as for corporate, eliminations and other, and Affinia Group Intermediate Holdings Inc. on a consolidated basis:

(Dollars in millions)	Three Months Ended
	March 31, 2015				March 31, 2014
	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated
Net sales	$214	$89	$—	$303	$233	$98	$—	$331
Cost of sales	(163)	(72)	(1)	(236)	(175)	(78)	(2)	(255)

Gross profit	51	17	(1)	67	58	20	(2)	76
Selling, general & administrative expenses	(23)	(11)	(9)	(43)	(25)	(12)	(14)	(51)

Operating Profit	28	6	(10)	24	33	8	(16)	25
Operating Profit %	13.1%	6.7%	—	7.9%	14.2%	8.2%	—	7.6%
Other income and expense, net	—	—	—	—	(6)	(3)	1	(8)
Depreciation and amortization	3	1	2	6	4	1	—	5
Currency devaluation	1	—	—	1	5	2	—	7
Restructuring and other	—	—	1	1	—	—	7	7

Adjusted EBITDA	$32	$7	$(7)	$32	$36	$8	$(8)	$36
Adjusted EBITDA % to net sales	15.0%	7.9%	—	10.6%	15.5%	8.2%	—	10.9%

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

	Three Months Ended
(Dollars in millions)	March 31, 2015				March 31, 2014
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate / Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$28	$6	$(23)	$11	$27	$5	$(30)	$2
Add back:
Depreciation and amortization	3	1	2	6	4	1	—	5
Interest expense	—	—	13	13	—	—	15	15

EBITDA	31	7	(8)	30	31	6	(15)	22
Currency devaluation	1	—	—	1	5	2	—	7
Restructuring and other	—	—	1	1	—	—	7	7

Adjusted EBITDA	$32	$7	$(7)	$32	$36	$8	$(8)	$36

	Three Months Ended
(Dollars in millions)	March 31,
	2015	2014	Variance	% Change
Currency adjusted net sales	$350	$331	$19	5.7%
Impact of currency adjustment	(47)	—	(47)	—

Net sales	$303	$331	$(28)	-8.5%

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures (continued)

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

Reconciliation of Net Debt and Leverage Ratio

(Dollars in millions)	March 31, 2015	December 31, 2014
Total Debt Outstanding	$815	$811
Cash on Hand	48	45

Net Debt	$767	$766
Trailing Twelve Months Adjusted EBITDA	$169	$171
Leverage Ratio (a)	4.5X	4.5X

(a)	Leverage ratio represents net debt divided by trailing twelve months Adjusted EBITDA.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Thursday, May 14, 2015 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (800) 708-4539 within the United States and Canada or (847) 619-6396 for international callers and enter participant code 39622886. A replay of the call will be available shortly after the live conference ends.

Affinia Group Intermediate Holdings Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2014. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets, intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; and our leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward-looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.